Exhibit 4.21

OPERATED DEPOSIT ACCOUNT CONTROL AGREEMENT

Executed and Delivered as of October 29, 2009.

PARTIES

This Agreement is among the persons signing this Agreement as the “Secured Party”, the “Debtor” and the “Bank”.

BACKGROUND

The Debtor has established an Escrow Account identified by the Deposit Account number specified below (as re-numbered and including any funds in the Deposit Account or Deposit Accounts, the “Deposit Account”), which has been established pursuant to that certain Operated Escrow Agreement by and among the Secured Party, the Debtor, and the Bank dated of even date herewith (as amended from time to time, the “Escrow Account”). The Debtor has granted the Secured Party a security interest in the Deposit Account. The Debtor is requesting that the Bank enter into this Agreement. The Bank is willing to do so upon the terms contained in this Agreement.

This Agreement includes the General Terms, the Specific Terms and the Exhibit, each as defined or referred to below.

AGREEMENTS

A. GENERAL TERMS. This Agreement is subject to the General Terms for Deposit Account Control Agreement attached hereto (the “General Terms”). The General Terms are incorporated in this Agreement by reference and without modification except as may be provided in Section 10 of the Specific Terms.

B. SPECIFIC TERMS. The following terms (the “Specific Terms”) complete, supplement or modify the General Terms:

1. Deposit Account (see “BACKGROUND” above). The following Deposit Account or Deposit Accounts comprise the Deposit Account:

Escrow Account # 9143100

2. Business Day (see definition of “Business Day” in Section 1 of the General Terms):

A day will not be considered as a “Business Day” if commercial banks in the following city or cities are closed on that day: Houston, Texas. If the preceding sentence is not completed, no additional days are excluded from the definition of “Business Day”.

3. Outside Time (see definition of “Outside Time” in Section 1 of the General Terms):

If the Outside Time is to be based on a period different from the definition in the General Terms, the following is the different period:

Outside Time means the opening of business on the second Business Day after the Business Day on which receipt of an Initial Instruction, in substantially the form of the Exhibit, is acknowledged by the Bank as provided in Section 10.02 below. If the Initial Instruction is acknowledged after 12:00 noon, local time for the Bank’s office indicated in the Initial Instruction, then in determining the Outside Time, the Initial Instruction will be considered to have been acknowledged on the following Business Day.

If a different period is not inserted in the preceding sentence, then the Outside Time will be based on the definition in the General Terms.

4. Disposition of Less Than All or Multi-Disposition of Funds (see Section 4(a)(ii)(E) of the General Terms):

The following is any computation or formula by which a Disposition Instruction originated by the Secured Party may provide for a disposition of less than all of the funds in the Deposit Account and whether there may be multiple recipients of the funds:

The Bank will honor Disposition Instructions for disposition of all or any portion of the funds in the Deposit Account in any manner the Secured Party may direct.

5. Reimbursement Claim Period (see Section 6(b) of the General Terms):

The number of days following the termination of the Agreement in which a reimbursement claim must be made against the Secured Party under Section 6(b) of the General Terms is 90.

6. Electronic Records (see definition of “writing” in Section 1 of the General Terms):

Checking this line [X] means that the parties permit a writing to include an electronic record and permit communications by email. Otherwise, the parties do not permit a writing to include an electronic record and do not permit communications by email.

7. Governing Law (see Section 13(a) of the General Terms):

The jurisdiction whose law governs this Agreement is the State of Texas.

8. The Bank’s Jurisdiction for UCC Purposes (see Section 13(b) of the General Terms):

The Bank’s jurisdiction for purposes of part 3 of UCC Article 9 is the State of Texas.

9. Delivery of Executed Copy (see Part D):

Checking this line [X] means that the delivery of an executed copy of this Agreement may be made by electronic transmission in addition to a transmission by facsimile. Otherwise, delivery of an executed copy of this Agreement may not be made by a form of electronic transmission other than facsimile.

2

10. Additional Provisions (see Section 12(b) of the General Terms):

The following provisions modify or supplement the General Terms:

10.01 Good Faith Reliance.

The Bank will be entitled to rely on any instructions that it believes in good faith to have been originated by the Secured Party or the Debtor, as the case may be.

10.02 Method of Delivery of Initial Instruction.

Notwithstanding anything to the contrary in the General Terms or Specific Terms, the Initial Instruction must be addressed to and sent to the Bank by facsimile transmission to:

Amegy Bank – Corporate Trust

1221 McKinney Street, Level P-1

Houston, Texas 77002

Attn: Ms. Jully Jiang

Fax: (713) 571-5010

E-mail: jully.jiang@amegybank.com

Such notice shall be effective and deemed actually received only when receipt is acknowledged by either of the above mentioned persons by return facsimile transmission to the Secured Party. The Bank hereby agrees to send such notice to the Secured Party by facsimile as soon as commercially practicable after receiving the Initial Instruction from the Secured Party. If the Secured Party has not received a returned facsimile within one Business Day, the Secured Party should contact the Bank to verify status and receipt by the Bank of the Initial Instruction.

10.03 Deposit Account Administration.

The Deposit Account will use the Debtor’s taxpayer identification number. The Agreement shall apply to the re-titled or transferred Deposit Account(s) and the Debtor and the Secured Party agree to execute new signature cards with the Bank to effect such a re-title or transfer should the Bank so require.

10.04 Interpleader/Concursus.

If at any time the Bank receives conflicting claims to or demands regarding the Deposit Account and reasonably believes it may become subject to liability as a result of complying with this Agreement or any instructions from the Secured Party, the Bank may (a) freeze and hold all funds in the Deposit Account pending resolution of such issues, and/or (b) interplead or file a concursus regarding the Deposit Account funds and deposits in an action commenced in a court of competent jurisdiction naming the Debtor, the Secured Party, and any competing claimants as defendants. Upon interpleading such funds (filing such interpleader or concursus), the Bank will be released from all further liability under this Agreement and the Bank’s costs and expenses relating to the interpleader action, including filling fees and reasonable attorneys’ fees, shall be paid by the Debtor and, if the Debtor fails to pay, the Secured Party shall pay such fees.

3

10.05 Second Lien Entity.

(a) PPVA Black Elk (Cayman) Ltd., in its capacity as second lien secured party (the “Second Lien Secured Party”), the Debtor and the Bank are parties to that certain Deposit Account Control Agreement dated on or about the date of this Agreement (as it may be amended, restated, modified or supplemented from time to time, the “Second Lien Control Agreement”).

(b) Subpart (iii) of Paragraph 7 of the General Terms is hereby amended to read as follows:

(iii) has not entered into any currently effective agreement with any person under which the Bank may be obligated to comply with Disposition Instructions originated by a person other than the Debtor or Secured Party except for the Second Lien Control Agreement. The Bank will not enter into any agreement with any person under which the Bank may be obligated to comply with Disposition Instructions originated by a person other than the Debtor or the Secured Party except for the Second Lien Control Agreement.

(c) The Bank will not honor an Initial Instruction or a Disposition Instruction from the Second Lien Secured Party until this Agreement is terminated.

10.06 Initial Block.

The Bank will not comply with the Debtor’s Disposition Instructions. All references in the General Terms to the Outside Time shall instead be to the Agreement Date. This Agreement is amended to delete the Exhibit and all references to the Initial Instruction and the Exhibit.

C. EXHIBIT. The parties have completed and attach hereto the Exhibit to be used as the form of the Initial Instruction.

D. SINGLE AGREEMENT; COUNTERPARTS. The General Terms, the Specific Terms and the Exhibit shall be read and construed together with the other provisions of this Agreement as a single agreement. Delivery of executed copies of this Agreement may be made by facsimile or, if so permitted in Section 9 of Part B, by another form of electronic transmission. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which collectively shall constitute a single agreement.

EXECUTED as of the date first set forth above.

[remainder of page intentionally left blank; signature page follows]

4

SECURED PARTY:		DEBTOR:

W&T OFFSHORE, INC.		BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ Thomas F. Getten	By:	/s/ James Hagemeier
	Thomas F. Getten		James Hagemeier
	Vice President		Vice President

BANK:

AMEGY BANK NATIONAL ASSOCIATION

By:
Name:

Title:

GENERAL TERMS

GENERAL TERMS FOR THE DEPOSIT ACCOUNT CONTROL AGREEMENT

version 1 dated February 13, 2006

available from the American Bar Association’s Section of Business Law at

http://www.abanet.org/dch/committee.cfm?com=CL7100601

[1]

This document is a model form produced by the Joint Task Force on Deposit Account Control Agreements of the ABA Section of Business Law. The provisions of the form have not been approved by the House of Delegates or Board of Governors of the American Bar Association and, accordingly, should not be construed as representing the policy of the American Bar Association.

GENERAL TERMS FOR THE DEPOSIT ACCOUNT CONTROL AGREEMENT	1

GENERAL TERMS FOR THE DEPOSIT ACCOUNT CONTROL AGREEMENT

1. Definitions and Rules of Interpretation. In this Agreement (a) terms defined in the UCC and not otherwise defined in this Agreement have the same meanings in this Agreement as in the UCC, (b) the rules of interpretation in Article 1 of the UCC apply to the interpretation of this Agreement and (c) the term “or” is not exclusive. Unless otherwise stated, section references are to sections of these General Terms. In addition, the following terms in this Agreement have the following meanings or interpretations:

This “Agreement” means the Deposit Account Control Agreement dated the Agreement Date among the Secured Party, the Debtor and the Bank. The Deposit Account Control Agreement includes these General Terms (incorporated by reference), the Specific Terms and the Exhibit read and construed together as a single agreement.

“Agreement Date” means the date set forth at the beginning of this Agreement as the date as of which this Agreement was executed and delivered by the parties.

An “address” includes the person or persons or department of the Bank on an “attention” line.

“Bank” means the organization signing this Agreement as the Bank.

“Business Day” means:

(i) for communications to the Bank, a day other than a day (A) that is not a “business day” as defined in Federal Reserve Board Regulation CC, 12 CFR Part 229, (B) on which the office, branch or department of the Bank specified as the Bank’s address in the Exhibit is closed, or (C) on which commercial banks are closed in the city or cities set forth in the Specific Terms: and

(ii) for communications to any other party, a day, other than a Saturday or Sunday, on which the other party is open for business at the location to which the communication is sent.

“Claim” means a claim, loss, cost or expense, and includes out-of-pocket or allocable internal legal fees and expenses incurred in bringing or defending a claim.

A “communication” includes the Initial Instruction, a Disposition Instruction or a notice.

“Debtor” means the person signing this Agreement as the Debtor.

“Deposit Account” has the meaning set forth in the “Background” of this Agreement. The Deposit Account is identified in Section 1 of the Specific Terms.

“Deposit-related Agreements” means, collectively, the deposit account agreement and any other agreements between the Bank and the Debtor governing the Deposit Account and any cash management or similar services provided by the Bank to the Debtor in connection with the Deposit Account.

“Disposition Instruction” means an instruction to the Bank directing the disposition of the funds in the Deposit Account.

“Exhibit” means the Exhibit referred to in Part C of and attached to this Agreement as the form to be used as the Initial Instruction.

“Initial Instruction” means the first instruction to the Bank originated by the Secured Party directing that the Bank no longer comply with the Debtor’s Disposition Instructions. The Initial Instruction may also contain a Disposition Instruction originated by the Secured Party.

“Order or Process” means an order, judgment, decree or injunction, or a garnishment, restraining notice or other legal process, directing, or prohibiting or otherwise restricting, the disposition of the funds in the Deposit Account.

“Outside Time” means, unless an earlier Outside Time is stated in the Specific Terms, the opening of business on the second Business Day after the Business Day on which the Initial Instruction in substantially the form of the Exhibit is actually received at the address for the Bank specified in the Exhibit. If the Initial Instruction is actually received at that address after 12:00 noon, local time, at that address, then in determining the Outside Time, the Initial Instruction will be considered to have been actually received on the following Business Day.

GENERAL TERMS FOR THE DEPOSIT ACCOUNT CONTROL AGREEMENT	2

“Secured Party” means the person signing this Agreement as the Secured Party, whether the person is acting in a representative capacity or otherwise.

“Specific Terms” means the terms contained in Part B of this Agreement.

“UCC” means the Uniform Commercial Code of the jurisdiction whose law governs this Agreement or, if relevant to any matter other than the meaning of a defined term, the Uniform Commercial Code of the jurisdiction whose law applies to the matter under the choice of law rules of the jurisdiction whose law governs this Agreement.

A “writing” means a tangible writing, including a facsimile and, if the Specific Terms permit, an electronic record; “written” refers to a communication in the form of a writing.

2. The Debtor’s Dealings with the Deposit Account.

(a) Except as provided in Section 2(b), the Bank may comply with the Debtor’s Disposition Instructions in accordance with the Deposit- related Agreements.

(b) The Bank will not comply with the Debtor’s Disposition Instructions after the Outside Time. In its discretion the Bank may cease complying with the Debtor’s Disposition Instructions at an earlier time as permitted by Section 4(a)(iv).

3. The Secured Party’s Right to Give Instructions as to the Deposit Account. The Bank will comply with the Initial Instruction, and with any Disposition Instructions originated by the Secured Party, in each case (i) without the Debtor’s further consent, and (ii) even if following the instruction results in the dishonoring by the Bank of items presented for payment from the Deposit Account or the Bank otherwise not complying with the Debtor’s Disposition Instructions. The Initial Instruction may not be rescinded or otherwise modified without the Bank’s consent.

4. Exculpation of the Bank.

(a) Notwithstanding the Bank’s agreements in Sections 2 and 3, the Bank will not be liable to any other party for:

(i) either failing to follow an Initial Instruction that (A) is not in the form of the Exhibit, (B) does not specify the address to which the Initial Instruction was to have been sent, (C) is not otherwise completed, or (D) does not have attached to it a copy of this Agreement as fully executed or, as a result of any such defect in the Initial Instruction, continuing to comply with the Debtor’s Disposition Instructions;

(ii) failing to follow a Disposition Instruction originated by the Secured Party (A) before the Outside Time, (B) that requires the disposition of the funds in the Deposit Account by a method not available to the Debtor under the Deposit-related Agreements, (C) that the Bank determines would result in the Bank’s failing to comply with a statute, rule or regulation, or an Order or Process, binding upon the Bank, (D) that requires the disposition of funds that are not Immediately available in the Deposit Account, (E) that, unless otherwise set forth in the Specific Terms, directs the disposition of less than all the funds in the Deposit Account or directs that the funds be sent to more than one recipient, or (F) for which the Bank has not received evidence reasonably required by the Bank as to the authority of the person giving the Disposition Instruction to act for the Secured Party;

(iii) complying with the Debtor’s Disposition Instructions, or otherwise completing a transaction involving the Deposit Account, that the Bank or an affiliate had started to process before the Outside Time; or

(iv) after the Bank becomes aware that the Secured Party has sent the Initial Instruction, but before the Outside Time, complying with the Initial Instruction or a Disposition Instruction originated by the Secured Party, notwithstanding any fact or circumstance and even if the Initial Instruction (A) has not been actually received at the address specified in the Exhibit. (B) fails to have attached to it a copy of this Agreement as fully executed, or (C) is not completed or otherwise fails to be in the form of Initial Instruction set forth on the Exhibit.

(b) The Bank will not be liable to any other party for:

GENERAL TERMS FOR THE DEPOSIT ACCOUNT CONTROL AGREEMENT	3

(i) wrongful dishonor of any item as a result of the Bank following the Initial Instruction or any Disposition Instruction originated by the Secured Party,

(ii) failing to comply or delaying in complying with the Initial Instruction, any Disposition Instruction or any provision of this Agreement due to a computer malfunction, interruption of communication facilities, labor difficulties, act of God, war, terrorist attack, or other cause, in each case beyond the Bank’s reasonable control,

(iii) any other Claim, except to the extent directly caused by the Bank’s gross negligence or willful misconduct, or

(iv) any indirect, special, consequential or punitive damages.

(c) The Bank will have no fiduciary duties under this Agreement to any other party, whether as trustee, agent, bailee or otherwise. The Bank will have no duties to the Secured Party except as expressly set forth in this Agreement. The Bank will have no duty to inquire into or determine the existence or enforceability of the Debtor’s obligations to the Secured Party or whether, under any separate agreement between the Debtor and the Secured Party, the Debtor’s obligations to the Secured Party are in default, the Debtor may originate a Disposition Instruction or the Secured Party may originate the Initial Instruction or any Disposition Instruction.

5. The Bank’s Recourse to the Deposit Account.

(a) Except for amounts referred to in Section 5(b), the Bank (i) subordinates any security interest, lien or other encumbrance against the Deposit Account to the Secured Party’s security interest and (ii) will not exercise any right of recoupment, setoff or debit against the Deposit Account. This subordination will not apply to any security interest that the Bank has in an item under UCC Article 4 as a collecting bank.

(b) Notwithstanding Section 5(a), and regardless of any agreement of the Debtor to compensate the Bank by means of balances in the Deposit Account, the Bank may charge the Deposit Account, to the extent permitted by any of the Deposit-related Agreements or applicable law, for:

(i) the face amount of a check, draft, money order, instrument, wire transfer of funds, automated clearing house entry, credit from a merchant card transaction, other electronic transfer of funds or other item (A) deposited in or credited to the Deposit Account, whether before or after the Agreement Date, and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason and without regard to the timeliness of the return or adjustment or the occurrence or timeliness of any other person’s notice of nonpayment or adjustment, (B) subject to a claim against the Bank for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules, the UCC or other applicable law, or (C) for a merchant card transaction, against which a contractual demand for chargeback has been made;

(ii) normal service charges or fees payable to the Bank in connection with the Deposit Account or any related services;

(iii) any adjustments or corrections of any posting or encoding errors; and

(iv) reimbursements for out-of-pocket or allocable internal legal fees and expenses in connection with the negotiation, administration or enforcement of this Agreement by the Bank.

6. Indemnification and Reimbursement.

(a) The Debtor indemnifies the Bank against all Claims incurred, sustained or payable by the Bank arising out of this Agreement except to the extent directly caused by the Bank’s gross negligence or willful misconduct.

(b) The Secured Party agrees to reimburse the Bank for any charge against the Deposit Account under Section 5(b) for which there were insufficient funds in the Deposit Account to satisfy the charge. Such reimbursement will be limited to the aggregate amount transferred from the Deposit Account as a result of the Bank’s acting upon Disposition Instructions originated by the Secured Party or pursuant to Section 9(b). Any demand by the Bank for reimbursement

GENERAL TERMS FOR THE DEPOSIT ACCOUNT CONTROL AGREEMENT	4

must be made within the number of days after the termination of this Agreement set forth in the Specific Terms. The Bank may not make a Claim for reimbursement under this subsection unless (i) the Debtor fails to satisfy the Claim within 15 days after the Bank makes a demand on the Debtor under Section 6(a) or (ii) the Bank is enjoined, stayed or prohibited by operation of law from making the demand on the Debtor.

(c) The Secured Party’s reimbursement obligations under Section 6(b) will not apply to (i) a charge for reimbursement of or indemnification for any out-of-pocket or allocable internal legal fees and expenses incurred by the Bank in connection with any claim or defense by the Bank against the Secured Party relating to this Agreement or (ii) the amount of any loss incurred by the Bank to the extent directly caused by the Bank’s gross negligence or willful misconduct. If the Bank satisfies any Claim against the Debtor referred to in the foregoing clause (i) by charging the Deposit Account, the amount of the Secured Party’s maximum liability for reimbursement obligations under Section 6(b) will be reduced by the amount of the Claim so satisfied.

(d) If the Secured Party fails to reimburse the Bank for any amount under Section 6(b), the Secured Party will pay the Bank’s out-of-pocket or allocable internal legal fees and expenses in collecting from the Secured Party the amount payable.

(e) The Secured Party indemnifies the Bank against all other Claims incurred, sustained or payable by the Bank arising from the Bank following an Initial Instruction or a Disposition Instruction originated by the Secured Party, or from the Bank’s remittance of funds pursuant to Section 9(b), except to the extent directly caused by the Bank’s gross negligence or willful misconduct,

7. Representations and Warranties; Agreements with Other Persons. The Bank represents and warrants to the Secured Party that the Bank (i) is an organization engaged in the business of banking, (ii) maintains the Deposit Account as a demand deposit account or accounts in the ordinary course of the Bank’s business and (iii) has not entered into any currently effective agreement with any person under which the Bank may be obligated to comply with Disposition Instructions originated by a person other than the Debtor or the Secured Party. The Bank will not enter into any agreement with any person under which the Bank may be obligated to comply with Disposition Instructions originated by a person other than the Debtor or the Secured Party.

8. Deposit Account Information. If the Secured Party so requests, to the extent that the Bank has the operational ability to do so, the Bank will provide to the Secured Party, whether by Internet access or otherwise, a copy of each periodic account statement relating to the Deposit Account ordinarily furnished by the Bank to the Debtor. The Bank’s liability for failing to provide the account statement will not exceed the Bank’s cost of providing the statement. The Debtor authorizes the Bank to provide to the Secured Party, whether by Internet access or otherwise, any other information concerning the Deposit Account that the Bank may agree to provide to the Secured Party at the Secured Party’s request.

9. Termination; Closure of the Deposit Account.

(a) Neither the Debtor nor the Bank will dose the Deposit Account prior to termination of this Agreement. This Agreement may not be terminated by the Debtor except by a notice to the Bank given jointly by the other parties. This Agreement may be terminated (i) by the Secured Party at any time by notice to the other parties and (ii) by the Bank (A) immediately upon notice to the other parties if the Bank becomes obligated to terminate this Agreement or to close the Deposit Account under any statute, rule or regulation, or any Order or Process, binding upon the Bank, (B) upon five Business Days’ notice to the other parties if any other party is in material breach of any of the Deposit-related Agreements or this Agreement, and (C) otherwise upon 30 days’ notice to the other parties.

(b) If the Bank terminates this Agreement pursuant to clause (A) of Section 9(a)(ii), the Bank will remit any funds in the Deposit Account on the date of termination (i) at the direction of the Secured Party if the direction is received by the Bank prior to the date of termination of this Agreement or (ii) if no such direction is received by the Bank prior to such date, by check mailed to

GENERAL TERMS FOR THE DEPOSIT ACCOUNT CONTROL AGREEMENT	5

the address of the Secured Party for receiving communications under this Agreement. If the Bank terminates this Agreement pursuant to clause (B) or (C) of Section 9(a)(ii), the Bank will remit any funds in the Deposit Account on the date of termination at the direction of the Secured Party only if the direction is received by the Bank prior to the date of termination of this Agreement. Any obligation of the Bank to remit any funds to or at the direction of the Secured Party under this subsection is subject to clauses (B) through (F) of Section 4(a)(ii).

(c) Except as provided in Section 9(b) and in any event if the Secured Party has communicated to the Bank that the Secured Party does not wish to receive or direct the disposition of the funds, the Secured Party will not receive from the Bank any remittance of funds from the Deposit Account upon termination of this Agreement by the Bank.

(d) The termination of this Agreement will not affect any rights created or obligations incurred under this Agreement before the termination. Sections 4 and 6 will survive the termination of this Agreement for actions taken or omitted before the termination. Sections 9(b) and (c) will survive the termination of this Agreement, and Section 5 will survive the termination of this Agreement solely for any funds to be remitted to or at the direction of the Secured Party pursuant to Section 9(b).

10. Communications.

(a) All communications under this Agreement must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by facsimile to the party addressee. If the Specific Terms permit a writing to include an electronic record, a communication, other than the Initial Instruction, may be sent by email.

(b) For a communication under this Agreement to be effective, it must be received (i) for the Initial Instruction, at the Bank’s address specified on the Exhibit and (ii) in all other cases, at the party’s address indicated below the party’s signature to this Agreement, in each case subject to any change in address provided in Section 10(c). Receipt of the Initial Instruction does not occur until it is received by the person or persons or department specified on the “attention” line on the Exhibit. If more than one person is specified, receipt occurs when the Initial Instruction is received by one of the persons.

(c) The Bank may communicate to the Secured Party changes in the address for the Initial Instruction, and any party may communicate to the other parties changes in its address for communications under this Agreement.

11. Successors and Transferees.

(a) This Agreement will inure to the benefit of, and be binding upon, the parties and their respective successors and other transferees permitted under this Section. Except as provided in this Section, a voluntary transfer of a party’s rights or duties under this Agreement without the written consent of the other parties will be void.

(b) The Bank may transfer its rights and duties under this Agreement to a transferee to which, by contract or operation of law, the Bank transfers substantially all of its rights and duties under the Deposit-related Agreements.

(c) The Secured Party may transfer its rights and duties under this Agreement to (i) a transferee to which, by contract or operation of law, the Secured Party transfers substantially all of its rights and duties under the financing or other arrangements between the Secured Party and the Debtor for which the Deposit Account acts as collateral security or (ii) if the Secured Party is acting as a trustee, indenture trustee, agent, collateral agent, or other representative in whose favor a security interest is created or provided for, a transferee that is a successor trustee, indenture trustee, agent, collateral agent, or other representative.

(d) No transfer under this Section will be binding upon a non-transferring party until the transferring party or the transferee notifies the non-transferring parties of the transfer in a writing signed by the transferee that identifies the transferee, gives the transferee’s address for communications under this Agreement, and states that the transferee is a successor of the transferor or other transferee permitted under this Section and is entitled to the benefit of the

GENERAL TERMS FOR THE DEPOSIT ACCOUNT CONTROL AGREEMENT	6

transferring parry’s rights and has assumed all of the transferring party’s duties under this Agreement.

(e) A non-transferring party need not request proof of any transfer or that the transferee is a successor of the transferor or other transferee permitted by this Section. If requested by a non-transferring party, however, the transferring party or the transferee will provide reasonable proof thereof. If the Bank or the Secured Party, as a non-transferring party, requests such proof, then the effectiveness of the notification of transfer as to the non-transferring party will be suspended until the proof is provided.

(f) When a transfer becomes binding on the non-transferring parties, the transferring party will not be entitled to exercise any rights, and will be relieved of its obligations, accruing under this Agreement from and after that time. Those rights may be exercised and those obligations will be incurred by the transferee.

(g) The provisions of subsections (d) and (e) requiring notification for a transfer to be binding on the non-transferring parties and suspending the effectiveness of the notification of transfer until reasonable proof of the transfer has been provided do not apply to the Bank as the transferring party if the transfer is by operation of law and by operation of the law (i) the transferee succeeds to all or substantially all of the rights and becomes generally bound by all of the duties of the Bank, including the Bank’s duties under this Agreement, and (ii) the Bank ceases to exist.

12. Entire Agreement; Relation to Other Agreements.

(a) This Agreement constitutes the entire agreement of the parties, and supersedes all previous and contemporaneous negotiations, understandings and agreements, with respect to its subject matter, all of which have become merged and finally integrated into this Agreement.

(b) If a term in the Specific Terms conflicts with a term of this Agreement not in the Specific Terms, the term in the Specific Terms controls.

(c) If this Agreement conflicts with any of the Deposit-related Agreements, this Agreement will control. However, this Agreement will not (i) derogate from any Claim or defense that the Bank may have against the Debtor under any of the Deposit-related Agreements or (ii) create any third party beneficiary rights under any of the Deposit-related Agreements in favor of the Secured Party.

(d) This Agreement does not amend or otherwise modify any of the agreements between the Debtor and the Secured Party or provide any rights for the Debtor to originate a Disposition Instruction in contravention of any agreement between the Debtor and the Secured Party.

13. Governing Law, Depositary Bank’s Jurisdiction and Waiver of Jury Trial.

(a) Except as otherwise required by Article 9 of the UCC, this Agreement will be governed by the law of that jurisdiction set forth in the Specific Terms without giving effect to any choice of law rule that would require the application of the law of another jurisdiction.

(b) If the Specific Terms are completed expressly to designate the Bank’s jurisdiction for purposes of part 3 of Article 9 of the UCC, then the Deposit-related Agreements are amended to provide that for those purposes that jurisdiction is the Bank’s jurisdiction so designated.

(c) To the extent permitted by applicable law, each party waives all rights to trial by jury in any action, claim or proceeding (including any counterclaim) of any type arising out of or directly or indirectly relating to this Agreement.

14. Miscellaneous.

(a) No amendment to this Agreement will be binding on any party unless it is in writing and signed by all of the parties. Any provision of this Agreement benefiting a party may be waived only by a writing signed by that party.

(b) If a provision of this Agreement is held invalid or unenforceable in any respect, the validity or enforceability of the remaining provisions will not in any way be affected, it being understood that the invalidity or unenforceability of an affected provision in a particular jurisdiction will not in and of itself affect the validity or enforceability of the provision in any other jurisdiction.